Exhibit 99.2



INVESTORS:                                       MEDIA:
Dave Jessick                                     Karen Rugen
717-975-5750                                     717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE


             INSTITUTIONAL INVESTORS INCREASE THEIR COMMITMENT
       TO PURCHASE SHARES OF RITE AID COMMON STOCK TO $402.4 MILLION

 As A Result, Company Has Reduced Its Offering of New Senior Notes Due 2008
                              To $150 Million


CAMP HILL, PA, June 19, 2001--Rite Aid Corporation (NYSE, PCX: RAD) today announced that institutional investors who previously agreed to invest $302.4 million in shares of Rite Aid common stock have increased their commitments to $402.4 million, which will result in a total private placement of 53.6 million shares (at $7.50 per share) of common stock when the transactions are completed.

The company said that as a result of the increase in the commitments, it has reduced its previously announced $200 million offering of new Senior Notes due 2008 to $150 million.

Both transactions are part of the company's $3.0 billion refinancing package which, when completed, will significantly reduce Rite Aid's debt and debt obligations maturing before March 2005. The company said today that it expects the refinancing to be completed by the end of June, earlier than previously anticipated.

Additionally, the company said it would release results for its First Quarter of Fiscal 2002 during the week of July 9.

The common stock and senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933. The closing of the sale of common stock and the senior notes will take place simultaneously with, and is contingent upon, the completion of the refinancing.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and more than 3,600 stores in 30 states and the District of Columbia. Information about RiteAid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements, our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our long term strategy, the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters, competitive pricing pressures, continued consolidation of the drugstore industry, third-party prescription reimbursement levels, regulatory changes governing pharmacy practices, general economic conditions and inflation, interest rate movements, access to capital and merchandise supply constraints, and our failure to develop, implement and maintain reliable and adequate internal accounting systems and controls. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

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